Exhibit 99.1

Unwired Planet Announces Changes to Board of Directors

Reduces Size of Board and Creates Strategic Committee

LOS ALTOS, Calif. – Oct. 22, 2015 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced the following changes to its board of directors, effective November 4, 2015:

•	the resignations of Dallas S. Clement, Mark E. Jensen, Gregory P. Landis and William E. Marino from the Unwired Planet board;

•	the formation of a Strategic Committee, chaired by Peter A. Reed, managing director of MAST Capital Management, LLC; and

•	the appointment of Jess M. Ravich and Taylor E. Harmeling to the Unwired Planet board effective upon the resignation of the four departing directors.

“We are deeply indebted to Dallas, Mark, Greg and Bill for their tireless dedication to our company,” said Boris Teksler, chief executive officer of Unwired Planet. “In addition to their successful careers, these gentlemen have spent countless hours working for our board and on behalf of our company and our stockholders. I am grateful to each of them for their contribution and guidance to our board and our company.”

The Strategic Committee is comprised of Mr. Reed, Mr. Teksler and Richard S. Chernicoff. The mandate of the new Committee is to evaluate risks and opportunities to strategy alternatives, and strategic decisions regarding the company’s and its subsidiaries’ portfolio of businesses, patents and investments, including, but not limited to:

•	the decision to pursue or not pursue any particular transaction,

•	to negotiate with potential counterparties of particular transactions, and

•	to arrange financing for any particular transaction.

There can be no assurance regarding the results of Unwired Planet’s Strategic Committee’s work, which could include, among other things, Unwired Planet continuing to pursue its existing business plan as a standalone company.

“We are in the beginning of the transformation of Unwired Planet. Mark, Bill, Greg and Dallas have brought us to an inflection point, and we are thankful for them bringing us to this opportunity to unlock value. Taylor and Jess will be instrumental in the important decisions necessary to realize the inherent value of the company’s assets. I look forward to working with my colleagues on deals for the benefit of all of our stockholders.” said Peter. A. Reed, managing director of MAST Capital Management LLC.

Taylor O. Harmeling is a portfolio manager and founder of General Management Holdings LLC (“GMH”), a Burlington, Vermont-based investment firm. GMH invests the assets of its partners through a portfolio of highly-concentrated, long-term, value-oriented securities. GMH currently beneficially owns 4.8% of Unwired Planet’s outstanding shares. Prior to founding GMH, from 2007 to 2013, Mr. Harmeling was a managing director at Lone Pine Capital where, among other industries, he focused on media & telecommunications investments. Previously, from 2006 to 2007, Mr. Harmeling was a portfolio manager at Emerging Sovereign Group. He graduated from Harvard College with a B.A. in Economics in 2003.

Jess M. Ravich, is the executive chairman and senior executive officer of ALJ Holdings. Mr. Ravich is also a group managing director of The TCW Group. Mr. Ravich was a managing director at Houlihan Lokey. Prior to Houlihan Lokey, Mr. Ravich was chairman and chief executive officer of Libra Securities, a Los Angeles-based investment banking firm that focused on capital raising and financial advisory services for middle market corporate clients and the sales and trading of debt and equity securities for institutional investors. Prior to founding Libra Securities in 1991, Mr. Ravich was an executive vice president at Jefferies & Co., Inc. and a senior vice president at Drexel Burnham Lambert. Mr. Ravich has also served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. Mr. Ravich has both a B.S and M.S. from the Wharton School and a J.D. from Harvard University.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the performance, responsibilities and results of the Strategic Committee as well as the roles and impact of new directors are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release. For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

Contact:

Investor Relations

Lauren Sloane, The Blueshirt Group

Lauren@blueshirtgroup.com

Tel: 415-217-2632